Accel Entertainment Announces CFO Transition

Chicago, IL – April 29, 2025 – Accel Entertainment, Inc. (NYSE: ACEL) (“Accel” or the “Company”) today announced that Mathew Ellis, Chief Financial Officer, has resigned, effective May 9, 2025, to pursue other business interests. Mark Phelan, Accel’s President, U.S. Gaming, has been appointed as acting Chief Financial Officer upon Ellis’ departure. The company is undertaking a search to fill the CFO position on a permanent basis.
“On behalf of our employees, executive management and the board of directors, I would like to thank Mat for his commitment and contributions to Accel since he first joined us in 2015,” said Andy Rubenstein, Chief Executive Officer of Accel. “We wish Mat the best of luck in his future endeavors. I am pleased that Mark can step in seamlessly, on an interim basis, as our Chief Financial Officer. With Mark’s experience in finance and financial markets and his deep understanding of Accel’s business, combined with our finance and accounting teams’ deep bench of talent, we expect it to be business as usual. We are beginning the search for a permanent CFO and are focused on identifying a leader who can help us further accelerate growth, spark innovation, and shape a bright future for Accel.”
“It has been a pleasure to serve as Accel’s CFO for the past three years,” said Mathew Ellis. “I am grateful for the opportunity to have led the outstanding finance, IT and cash operations teams at Accel and am confident that they will continue to manage their respective functions with precision and commitment. I am excited about the plans Accel has for the future and wish the entire team nothing but success.”
About Accel
Accel Entertainment, Inc. (NYSE: ACEL) is a leading distributed gaming operator in the United States, as well as a developer of brick-and-mortar casinos that serve local gaming markets and horse racing venues. Accel is dedicated to delivering unmatched value to its customers through its innovative solutions and exceptional service and is a preferred partner for local business owners in the markets it serves. Accel is the largest terminal operator in the country, supporting more than 27,000 gaming terminals in 4,300 local and regional establishments across ten states. Offering turnkey full-service gaming solutions, Accel designs, manufactures, installs, and operates gaming terminals and related equipment, including slot machines, redemption terminals, video game machines, gaming software, and amusements to authorized non-casino locations including bars, restaurants, convenience stores, truck stops, fraternal and veteran establishments as well as casinos and horse racing venues.
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